Exhibit 99.1


                               Summary of Terms of
                               Licensing Contract
                                     Between
                 Sangui BioTech GmbH, Witten, Germany ("Sangui")
                                       and
          Mercatura Cosmetics BioTech AG, Achim, Germany ("Mercatura")

General

Sangui has developed a highly efficient Nano-Emulsion ("Pure Moisture") for skin regeneration which can be classified as belonging to the "Anti-Aging" product area. Mercatura received 2 kg of said Nano-Emulsion and carried out tests. Based on this experience, Mercatura intends to include this Sangui formulation in its distribution program under its own brand name on a worldwide exclusive basis. Sangui is prepared and willing to transfer the distribution rights and formulations to Mercatura under the subsequent conditions as laid down in this contract. Mercatura will manufacture the product according to this formulation on its own account and under its own responsibility. In consideration of the foregoing the parties agree as follows:

o Marketing and Distribution Rights

a) Mercatura obtains from Sangui the exclusive right to manufacture, market and distribute the Sangui formulation Pure Moisture effective on market entry at September 1, 2004, and for an initial time frame of five years. Initially, this right extends to the German speaking areas.

b) In addition, Mercatura intends to acquire the world wide distribution rights. Sangui is willing and prepared to grant these rights provided that a cooperation will be effectuated between Mercatura and Wolfgang Joop GmbH to the effect, that this nano-emulsion will be included in the latter's proposed "Wunderkind" product line. Mercatura will declare obligatorily prior to March 1, 2005, whether or not and to what extent such a cooperation is in place.

o Further Development

If Sangui invents a new cosmetic product based upon the Pure Moisture concept but not covered by the terms of this contract, Mercatura is granted the right of first refusal with regard to marketing this new product. Mercatura's option to accept or refuse elapses two months after written notification by Sangui that such a development has been accomplished. Conditions and terms of marketing such new product - if any - will be subject to another contract to be negotiated in due course.

o Licensing fees

a) Mercatura will pay Sangui per unit licensing fees for each product package sold. The licensing fees refer to the ex-works price of the product and will be 8% for the first $62,500 of licensing fee total, 7% for a licensing total of $62,500 to $250,000, 6% for a licensing total of $250,000 to $625,000, and 5.5%
for amounts in excess of a licensing total of $625,000.

b) Licensing fees will be incurred on a quarterly basis. Mercatura will submit an annual sales statement testified by an independent auditor.

Bremen, July 8, 2004

s/ Dr. C. Julius Heuberger
--------------------------
Dr. C. Julius Heuberger
Member of the Board of Management, Mercatura Cosmetics BioTech AG

s/ J. Torsten Bausch
--------------------------
J. Torsten Bausch
Member of the Board of Management, Mercatura Cosmetics BioTech AG

s/ Hubertus Schmelz
--------------------------
Hubertus Schmelz
Managing Director, SanguiBioTech GmbH